Exhibit 99.1

Priceline.com Reports Financial Results For 2nd Quarter 2006

Gross travel bookings and gross profits increase over 60% year-over-year

NORWALK, Conn., August 7, 2006 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 2nd quarter 2006.  Gross travel bookings for the quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, rose 62.8% year-over-year to $927 million.  Revenues in the 2nd quarter were $307.7 million, a 15.4% increase over a year ago.  2006 results include the operating results of Bookings B.V., which was acquired in July 2005.

Priceline.com’s GAAP gross profit for the 2nd quarter 2006 was $105.8 million, up 62.2% from the prior year.  Pro forma gross profit for the 2nd quarter 2006 was $106.1 million, up 61.9% from the same period in the prior year.  Priceline.com had 2nd quarter 2006 GAAP net income of $12.5 million, or $0.28 per diluted share, compared to $0.29 in the prior year.  GAAP results include the effects of increased non-cash expenses related to stock based compensation and amortization of intangibles.  Stock based compensation increased by $2.7 million, due mainly to FAS 123R, which requires companies to record non-cash compensation expense related to stock options granted to employees. Amortization of intangibles increased by $2.7 million, primarily due to intangible assets recorded in connection with the acquisition of Bookings B.V. in July 2005.

Pro forma net income for the quarter, excluding these non-cash items and other pro forma adjustments discussed below, was $23.0 million, or $0.55 per diluted share, which exceeds First Call analyst consensus of $0.51 per diluted share.  The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures used in this press release and the attached financial and statistical supplement reconciles historical pro forma financial information with priceline.com’s financial results under GAAP.

Priceline.com said that organic growth in gross travel bookings accelerated in the 2nd quarter in both the U.S. and in Europe.  “In the 2nd quarter 2006, priceline.com experienced domestic organic bookings growth of 17.2%, compared to 10.2% growth the previous quarter, and 5.0% growth in the fourth quarter of 2005,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “We had accelerating year-over-year growth trends in all our domestic unit metrics, with airline tickets growing 4.1% in the quarter, compared to a decrease of 2.6% in Q1, and rental car days up 30.3%, compared to an increase of 26.8% in Q1.  Hotel room night sales increased 82.5%, versus 62.5% in Q1, on the strength of growing sales from Priceline Europe.  As in the first quarter, we believe improving domestic top line performance resulted from the More Ways to Save website upgrade and associated advertising campaign and investments in online marketing, including our partnership with Orbitz.com.”  Organic gross travel bookings growth rates assume that acquired businesses were owned during all of 2005 and exclude the sale of Travelweb hotel rooms through Orbitz.

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In Europe, priceline.com’s 2nd quarter year-over-year growth was even more pronounced.  Priceline Europe, comprised of Bookings, B.V., Active Hotels Ltd., and priceline.co.uk, had gross travel bookings of $356.6 million in the 2nd quarter 2006, which represents an organic growth rate of 116.9%.  “Priceline Europe has shown strong growth in the last few quarters as the fast growing markets in Western Europe become a larger part of the overall business,” said Mr. Boyd.  “Over 24,000 participating hotels, solid pan-European distribution and early success in our integration efforts are all contributing to this momentum.  Worldwide, priceline.com customers booked 5 million room nights in the 2nd quarter.  We believe priceline.com is now number one in Europe and number two globally in online hotel room night sales.”

Looking toward the 3rd quarter, Mr. Boyd said, “Priceline.com is in a unique position to help leisure travelers squeezed this year by record energy prices, rising interest rates and increasing air fares.  Our Name Your Own Price® hotel and rental car services deliver some of the best deals available on or off the Web.    Priceline.com’s vacation packages service routinely offers pricing meaningfully below our major online competitors.  Our new comprehensive assortment of published prices for airline tickets, hotel rooms and rental cars provides customers with an easy, one-stop way to quickly find the best available retail deals.  And overseas, Priceline Europe enables customers to book hotels and deals they simply cannot find through any other major online hotel reservation service.  As economic conditions continue to put a focus on budget travel through the summer and into the holiday season, we believe priceline.com is well positioned to serve our customers and build on our solid growth trends.”

Forward Guidance

Priceline.com issued the following guidance for 3rd quarter 2006:

•                  Year-over-year increases in overall gross travel bookings of approximately 44% to 48%.

•                  Gross travel bookings from Priceline Europe of approximately $360 to $390 million.

•                  Year-over-year increase in revenue of approximately 13% to 17%.

•                  Year-over-year increase in pro forma gross profit of approximately 44% to 48%.

•                  Pro forma net income of between $0.60 and $0.65 per diluted share.

As a result of the stronger than expected gross travel bookings growth in the 2nd quarter 2006, priceline.com revised its full-year guidance as follows:

•                  Total gross travel bookings of approximately $3.2 to $3.3 billion.

•                  Gross travel bookings from Priceline Europe of approximately $1.3 billion.

•                  Pro forma net income of between $1.66 and $1.74 per diluted share.

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A reconciliation of pro forma financial results to GAAP results is included in the attached financial and statistical supplement. Pro forma gross profit guidance for the 3rd quarter 2006 and full-year 2006 excludes non-cash amortization expense of acquisition-related intangibles associated with the acquisition of Travelweb LLC.

Pro forma net income per diluted share guidance for the 3rd  quarter 2006 and full-year 2006 excludes non-cash amortization expense of acquisition-related intangibles, stock-based compensation expense (including compensation expense related to stock options upon the adoption of SFAS 123(R)), option payroll tax expense, non-cash income tax expense and non-cash preferred stock dividends.  Pro forma net income is also adjusted for the impact on minority interests of the pro forma adjustments described above.   When aggregated, the foregoing expenses are expected to total approximately $11 million for the 3rd quarter 2006 and $40 million for full-year 2006.  In addition, pro forma net income per diluted share guidance for 2006 excludes the impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which revises the method for calculating diluted shares outstanding for purposes of computing GAAP net income per diluted share.

About priceline.com

Priceline.com is the leading travel service for value-conscious leisure travelers.  No other travel service gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises.  In addition to getting all the best published prices, leisure travelers can narrow their searches using priceline.com’s TripFilterSM advanced search technology, create packages to save even more money, and take advantage of priceline.com’s famous Name-Your-Own-Price® service, which delivers the lowest prices available.

Priceline.com operates one of Europe’s fastest growing hotel reservation services through Activehotels.com, Activereservations.com, Bookings.net and priceline.co.uk.  The company also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

—       adverse changes in general market conditions for leisure and  other travel services as the result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease;

—       adverse changes in the Company’s relationships with airlines and other product and  service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s retail or “opaque” services, or both);

—       the loss or reduction of global distribution fees;

—       the bankruptcy or insolvency of another major domestic airline;

—       the effects of increased competition;

—       systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach;

—       difficulties integrating recent acquisitions, such as Active Hotels Ltd. and Bookings B.V., including, ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

—       a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

—       legal and regulatory risks; and

—       the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma gross profit, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies.  Priceline.com believes that pro forma gross profit, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for investors to evaluate

priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods.  Pro forma financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded from pro forma gross profit and pro forma net income because it does not impact cash earnings.

•                  Stock-based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded from pro forma net income because they do not impact cash earnings and are reflected in earnings per share through increased share counts.

•                  Option payroll tax expense often shows volatility unrelated to operating results since the expense is driven primarily by option exercise activity and the market price of priceline.com’s common stock.

•                  The restructuring charge (reversal) is excluded because it can impact comparability of earnings with historical results from prior periods.

•                  Income tax (expense) benefit is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carryforwards.

•                  Minority interest is adjusted for the impact of certain of the pro forma adjustments described above.

•                  Finally, for calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above

•                  the impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which requires that priceline.com use the “if-converted” method of accounting for convertible debt instruments when calculating earnings per share, has been excluded because the common stock that underlie priceline.com’s 1% Convertible Senior Notes and priceline.com’s 2.25% Convertible Senior Notes are generally not issuable unless our common stock trades at prices of $44.00 per share and $45.54 per share, respectively.

•                  All shares of restricted common stock are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States.  The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

priceline.com Incorporated
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$118,771	$80,341
Restricted cash	21,285	22,308
Short-term investments	72,722	72,745
Accounts receivable, net of allowance for doubtful accounts of $1,182 and $1,377, respectively	53,025	30,043
Prepaid expenses and other current assets	21,050	18,245
Total current assets	286,853	223,682

Property and equipment, net	20,004	18,271
Intangible assets, net	149,270	149,675
Goodwill	213,846	198,417
Deferred taxes	143,009	146,553
Other assets	15,195	17,430

Total assets	$828,177	$754,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$56,402	$37,851
Accrued expenses and other current liabilities	36,881	29,545
Deferred merchant bookings	10,447	3,619
Total current liabilities	103,730	71,015

Deferred taxes	41,881	42,375
Other long-term liabilities	11,710	10,889
Minority interest	25,630	23,659
Long-term debt	223,261	223,549
Total liabilities	406,212	371,487

Series B mandatorily redeemable preferred stock, $0.01 par value, 80,000 authorized shares; $1,000 liquidation value per share; 80,000 shares issued and 13,470 shares outstanding	13,470	13,470

Stockholders’ equity:

Common stock, $0.008 par value, authorized 1,000,000,000 shares, 42,731,532 and 42,195,004 shares issued, respectively	327	323
Treasury stock, 2,734,183 and 2,496,326 shares, respectively	(356,307)	(350,628)
Additional paid-in capital	2,075,626	2,069,165
Deferred compensation	—	(6,810)
Accumulated deficit	(1,323,019)	(1,334,572)
Accumulated other comprehensive income (loss)	11,868	(8,407)
Total stockholders’ equity	408,495	369,071

Total liabilities and stockholders’ equity	$828,177	$754,028

priceline.com Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Merchant revenues	$250,524	$246,504	$460,962	$464,032
Agency revenues	55,892	18,858	86,273	33,783
Other revenues	1,235	1,195	2,329	2,134
Total revenues	307,651	266,557	549,564	499,949

Cost of merchant revenues	201,847	201,323	371,530	377,008
Cost of agency revenues	—	—	—	—
Cost of other revenues	—	—	—	—
Total costs of revenues	201,847	201,323	371,530	377,008

Gross profit	105,804	65,234	178,034	122,941

Operating expenses:
Advertising - Offline	8,861	8,089	18,298	19,162
Advertising - Online	30,493	12,205	52,354	22,137
Sales and marketing	10,708	10,113	20,290	18,322
Personnel, including stock based compensation of $3,717, $989, $6,734 and $1,703, respectively	18,757	9,761	35,211	20,983
General and administrative, including option payroll taxes of $130 $38, $219, and $56, respectively	7,256	5,453	12,993	9,687
Information technology	2,332	2,776	4,639	5,516
Depreciation and amortization	8,360	5,047	16,306	10,513
Restructuring charge (reversal), net	—	—	135	(336)

Total operating expenses	86,767	53,444	160,226	105,984

Operating income	19,037	11,790	17,808	16,957

Other income (expense):
Interest income	2,121	1,712	3,696	3,168
Interest expense	(1,554)	(1,239)	(3,053)	(2,531)
Other	(622)	137	(511)	(481)
Total other income (expense)	(55)	610	132	156

Earnings before income taxes, equity in income (loss) of investees and minority interests	18,982	12,400	17,940	17,113
Income tax expense	(5,578)	(336)	(4,836)	(45)
Equity in income (loss) of investees and minority interests	(887)	312	(686)	300
Net income	12,517	12,376	12,418	17,368
Preferred stock dividend	—	—	(865)	(878)

Net income applicable to common stockholders	$12,517	$12,376	$11,553	$16,490

Net income applicable to common stockholders per basic common share	$0.32	$0.32	$0.29	$0.42

Weighted average number of basic common shares outstanding	39,481	39,022	39,432	38,947

Net income applicable to common stockholders per diluted common share	$0.28	$0.29	$0.28	$0.41

Weighted average number of diluted common shares outstanding	46,993	46,516	43,309	43,005

priceline.com Incorporated
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO PRO FORMA
FINANCIAL INFORMATION
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	June 30, 2006
	GAAP	Adjustments		Pro Forma
Merchant revenues	$250,524	$—		$250,524
Agency revenues	55,892	—		55,892
Other revenues	1,235	—		1,235
Total revenues	307,651	—		307,651

Cost of merchant revenues	201,847	(340	)(a)	201,507
Cost of agency revenues	—	—		—
Cost of other revenues	—	—		—
Total costs of revenues	201,847	(340)		201,507

Gross profit	105,804	340		106,144

Operating expenses:
Advertising - Offline	8,861	—		8,861
Advertising - Online	30,493	—		30,493
Sales and marketing	10,708	—		10,708
Personnel, including stock based compensation of $3,717	18,757	(3,717	)(b)	15,040
General and administrative, including option payroll taxes of $130	7,256	(130	)(c)	7,126
Information technology	2,332	—		2,332
Depreciation and amortization	8,360	(5,774	)(a)	2,586

Total operating expenses	86,767	(9,621)		77,146

Operating income	19,037	9,961		28,998

Other income (expense):
Interest income	2,121	—		2,121
Interest expense	(1,554)	—		(1,554)
Other	(622)	—		(622)
Total other income (expense)	(55)	—		(55)

Earnings before income taxes, equity in loss of investees and minority interests	18,982	9,961		28,943
Income tax (expense) benefit	(5,578)	903	(d)	(4,675)
Equity in loss of investees and minority interests	(887)	(381	)(e)	(1,268)
Net income	12,517	10,483		23,000
Preferred stock dividend	—	—		—

Net income applicable to common stockholders	$12,517	$10,483		$23,000

Net income applicable to common stockholders per basic common share	$0.32			$0.58

Weighted average number of basic common shares outstanding	39,481			39,481

Net income applicable to common stockholders per diluted common share	$0.28			$0.55

Weighted average number of diluted common shares outstanding	46,993	(5,230	)(f)	41,763

(a)             Adjustment for amortization of acquisition-related intangibles, primarily related to Travelweb LLC, Active Hotels Ltd. and Bookings B.V.

(b)             Adjustment for stock-based compensation.

(c)             Adjustment for option payroll taxes.

(d)             Adjustment for non-cash income tax provision. In addition, adjustment to reflect the tax impact of certain other pro forma adjustments.

(e)             Impact on minority interests of pro forma adjustments.

(f)               Adjustment for the impact of EITF 04-08. Also, adjustment to include shares of restricted stock that were not considered in GAAP calculation of weighted average number of diluted common shares outstanding.

(g)            Adjustment for preferred stock dividend.

priceline.com Incorporated
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO PRO FORMA
FINANCIAL INFORMATION
(unaudited)
(In thousands, except per share data)

	Six Months Ended
	June 30, 2006
	GAAP	Adjustments		Pro Forma

Merchant revenues	$460,962	$—		$460,962
Agency revenues	86,273	—		86,273
Other revenues	2,329	—		2,329
Total revenues	549,564	—		549,564

Cost of merchant revenues	371,530	(680	)(a)	370,850
Cost of agency revenues	—	—		—
Cost of other revenues	—	—		—
Total costs of revenues	371,530	(680)		370,850

Gross profit	178,034	680		178,714

Operating expenses:
Advertising - Offline	18,298	—		18,298
Advertising - Online	52,354	—		52,354
Sales and marketing	20,290	—		20,290
Personnel, including stock based compensation of $6,734	35,211	(6,734	)(b)	28,477
General and administrative, including option payroll taxes of $219	12,993	(219	)(c)	12,774
Information technology	4,639	—		4,639
Depreciation and amortization	16,306	(11,334	)(a)	4,972
Restructuring charge (reversal), net	135	(135	)(h)	—

Total operating expenses	160,226	(18,422)		141,804

Operating income	17,808	19,102		36,910

Other income (expense):
Interest income	3,696	—		3,696
Interest expense	(3,053)	—		(3,053)
Other	(511)	—		(511)
Total other income	132	—		132

Earnings before income taxes, equity in loss of investees and minority interests	17,940	19,102		37,042
Income tax expense	(4,836)	(188	)(d)	(5,024)
Equity in loss of investees and minority interests	(686)	(765	)(e)	(1,451)
Net income	12,418	18,149		30,567
Preferred stock dividend	(865)	865	(f)	—

Net income applicable to common stockholders	$11,553	$19,014		$30,567

Net income applicable to common stockholders per basic common share	$0.29			$0.78

Weighted average number of basic common shares outstanding	39,432			39,432

Net income applicable to common stockholders per diluted common share	$0.28			$0.74

Weighted average number of diluted common shares outstanding	43,309	(1,954	)(g)	41,355

(a)             Adjustment for amortization of acquisition-related intangibles, primarily related to Travelweb LLC, Active Hotels Ltd. and Bookings B.V.

(b)             Adjustment for stock-based compensation.

(c)             Adjustment for option payroll taxes.

(d)             Adjustment for non-cash income tax provision.  In addition, adjustment to reflect the tax impact of certain other pro forma adjustments.

(e)             Impact on minority interests of pro forma adjustments.

(f)               Adjustment for preferred stock dividend.

(g)            Adjustment for the impact of EITF 04-08. Also, adjustment to include shares of restricted stock that were not considered in GAAP calculation of weighted average number of diluted common shares outstanding.

(h)            Adjustment to exclude restructuring charge.

priceline.com Incorporated
Statistical Data
In thousands

Gross Bookings	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06

Agency	$156,946	$197,634	$241,935	$266,447	$343,214	$323,900	$480,506	$609,284
Merchant	278,339	218,541	267,815	303,017	267,840	212,861	266,315	318,066
Total	$435,285	$416,175	$509,750	$569,464	$611,054	$536,761	$746,821	$927,350

Domestic	$424,815	$367,199	$437,848	$491,949	$446,232	$378,301	$474,007	$570,757
International	10,470	48,976	71,902	77,515	164,822	158,460	272,814	356,593
Total	$435,285	$416,175	$509,750	$569,464	$611,054	$536,761	$746,821	$927,350

Year/Year Growth	43.7%	61.1%	40.4%	20.3%	40.4%	29.0%	46.5%	62.8%

Units Sold	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06

Airline Tickets	725	644	747	789	680	582	728	821
Year/Year Growth	65.5%	61.5%	20.0%	-4.1%	-6.2%	-9.6%	-2.6%	4.1%

Hotel Room-Nights	2,087	2,007	2,556	2,736	3,499	2,968	4,153	4,995
Year/Year Growth	26.2%	51.1%	52.0%	37.1%	67.7%	47.8%	62.5%	82.5%

Rental Car Days	1,364	1,065	1,278	1,535	1,692	1,315	1,621	2,000
Year/Year Growth	12.1%	15.4%	5.3%	8.9%	24.0%	23.4%	26.8%	30.3%

Units Sold	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06

Revenue	$235,882	$194,968	$233,392	$266,557	$258,797	$203,913	$241,914	$307,651
Year/Year Growth	-3.1%	8.2%	4.1%	2.8%	9.7%	4.6%	3.7%	15.4%

Gross Profit	$51,104	$49,897	$57,707	$65,234	$80,002	$64,919	$72,231	$105,804
Year/Year Growth	25.7%	56.8%	33.0%	21.3%	56.5%	30.1%	25.2%	62.2%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

The gross bookings and units sold information reflects results from Active Hotels and Bookings since acquisition.